UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2024

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40715	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered*
Common Stock	PETV	OTCQB
Warrants	PETVW	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 25, 2024, the Board of Directors of PetVivo Holdings, Inc. (the “Company”) increased the size of the Board from seven directors to eight directors and appointed Mike Eldred as a member of the Board to fill the vacancy created by the increase in size of the Board. Mr. Eldred, age 54, will serve until the next annual meeting of shareholders of the Company and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board has affirmatively determined that Mr. Eldred is “independent” under the rules and regulations of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Eldred previously served as president and CEO of North American Operations at Dechra Pharmaceutical. He joined Dechra in 2004 and was responsible for Dechra Veterinary Products’ North American business until departing in June, 2024. He was Dechra’s first employee in the U.S., where he built the U.S., Mexican and Canadian teams to more than 250 people and helped grow sales to £191.6 million. He was also involved in more than 15 commercial agreements and acquisitions for Dechra, including Pharmaderm, DermaPet, Phycox Animal Health and Putney. Prior to Dechra, he served as director of Business Development and Corporate Business Unit at Virbac Corporation, an animal health pharmaceutical company. At Virbac, he directed and coordinated all acquisition, divestiture, licensing agreements, and business alliances strategic to the company. He was involved with such acquisitions as King Pharmaceutical’s animal health products and Delmarva Laboratories. He also spearheaded in-licenses with Genesis Topical Spray and CHX chews. Mr. Eldred previously served as Virbac’s director of Supply Chain and Customer Service, where he reduced order turnaround time from five days to one day as well as improved customer fill rate form 70% to 98%. Earlier in his career, Mr. Eldred served as director of Asia Pacific Poultry & North America Planning and Distribution at Fort Dodge Animal Health, a leading global manufacturer of animal health products for the livestock, companion animal, equine, swine, and poultry industries. He also previously held senior positions at Garmin International and Sanofi Animal Health. Since his departure from Dechra to present, Mr. Eldred has assisted companies as a strategic advisor and consultant. Mr. Eldred holds a BA in business from the University of Northern Iowa, and an MBA from University of Missouri-Kansas City. Mr. Eldred has seen the transformation of the animal-human bond, and it continues to make him passionate about improving our pet’s lives.

Mr. Eldred’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, as pro-rated for his time of service as a director. The non-employee director compensation program is currently under review and will be described in a Company’s Current Report on Form 8-K anticipated to be filed with the Securities and Exchange Commission within the next few months.

There are no arrangements or understandings between Mr. Eldred and any other persons pursuant to which he was selected as a director of the Company and there are no transactions or proposed transactions in which Mr. Eldred has a direct or indirect interest requiring disclosure under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K. Mr. Eldred does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

At this time, Mr. Eldred has not been appointed to any committees.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit are being furnished herein:

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized

PETVIVO HOLDINGS, INC.

Date: September 26, 2024	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer